Exhibit 10.1

SOUNDBITE COMMUNICATIONS, INC.

Compensatory Arrangements with Outside Directors

(Amended and Restated as of December 13, 2011)

The following amended and restated compensatory arrangements of the Board of Directors (the “Board”) of SoundBite Communications, Inc. (the “Company”) are effective as of January 1, 2012 (the “Effective Date”). For purposes of these arrangements, the term “Outside Director” shall mean any director who is not an employee of the Company or any of its subsidiaries.

Each Outside Director shall be entitled to the following:

(a)	an annual retainer fee of $25,000 for Board service;

(b)	additional annual retainer fees for Board committee service as follows:

—	Chair of Board	$15,000

—	Chair of Audit Committee	$10,000

—	Other Members of Audit Committee	$3,000

—	Chair of Compensation Committee	$7,500

—	Other Members of Compensation Committee	$3,000

—	Chair of Nominating and Corporate Governance Committee	$5,000

—	Other Members of Nominating and Corporate Governance Committee	$2,000

(c)	a meeting fee of $1,000 for each meeting of the Board, the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee attended in person or by telephone;

(d)	the grant, as of each annual stockholder meeting, of an option that (i) is exercisable to purchase 14,500 shares of common stock, (ii) has an exercise price equal to the fair market value on the grant date, (iii) vests in full as of the immediately succeeding annual stockholder meeting or any earlier change-in-control event (as defined therein), and (iv) terminates upon the earlier of three months after the final date on which the Outside Director is a member of the Board and ten years after the grant date; and

(e)	if such Outside Director first joins the Board after the Effective Date, the grant, as of the date on which such Outside Director first joins the Board, of an option that (i) is exercisable to purchase 29,000 shares of common stock, (ii) has an exercise price equal to the fair market value of the common stock on the grant date, (iii) vests in equal monthly installments over a period of 12 months following the grant date, subject to earlier vesting in full upon the occurrence of a change-in-control event (as defined therein), and (iv) terminates upon the earlier of three months after the final date on which the Outside Director is a member of the Board and ten years after the grant date.

All retainer fees shall be paid quarterly in arrears, with fees earned during a fiscal quarter to be paid during the first month of the immediately succeeding quarter. In the event an Outside Director serves as a member of the Board or a committee or as Chair of a committee for less than all of a fiscal quarter, the amount of the quarterly installment of each applicable retainer fee under paragraphs (a) and (b) above shall equal one-twelfth of the amount of such retainer fee as set forth in paragraph (a) or (b) multiplied by the number of full or partial months served in such quarter.